UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2005

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 7, 2005, at a regular meeting of the board of directors of AGL Resources Inc., the board of directors approved an increase in director compensation with respect to the annual retainer. Individual meeting fees will remain unchanged. The board of directors also adopted non-employee director share-ownership guidelines.

Annual Retainer

Each non-employee director will receive on the first day of each annual service term (1) $30,000 payable, at the election of each director, in cash, shares of AGL Resources common stock or deferred under the 1998 Common Stock Equivalent Plan for Non-Employee Directors, which we refer to as the “CSE Plan”, and (2) $60,000 (an increase from $30,000) payable, at the election of each director, in shares of AGL Resources common stock or deferred under the CSE Plan.

Amounts deferred under the CSE Plan are invested in common stock equivalents that track the performance of AGL Resources common stock and are credited with equivalents to dividend payments that are made on AGL Resources common stock. At the end of their board service, participating directors receive a cash distribution based on the market value of their common stock equivalents and dividend equivalents.

Share Ownership Guidelines

The share-ownership requirement for non-employee directors is five times the equity value of the annual retainer, or $300,000 based on the current equity portion of the annual retainer amount. Each director shall have five years from the date of his or her election to meet the share-ownership requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: December 9, 2005	/s/ Paul R. Shlanta
Paul R. Shlanta Executive Vice President, General Counsel and Chief Ethics and Compliance Officer